Exhibit 99.1
HORIZON OFFSHORE REPORTS FIRST QUARTER RESULTS; STRONG
PERFORMANCE CONTINUES; AND OUTLOOK REMAINS POSITIVE
     HOUSTON—(May 1, 2006)—Horizon Offshore, Inc. (OTCBB: HRZO.OB) today reported results for the first quarter of 2006. Net income for the quarter ended March 31, 2006 was $15.5 million, or $0.51 per share-diluted. This compares with a net loss of $(15.5) million, or $(12.01) per share-diluted, for the quarter ended March 31, 2005. Horizon also reported Adjusted EBITDA, as defined below, of $38.5 million for the first quarter of 2006, compared with $0.6 million for the first quarter of 2005. For the three months ended March 31, 2006, gross profit was $38.4 million, or 29.5% of contract revenues of $129.9 million, resulting in operating income of $30.1 million, compared with gross profit of $2.6 million, or 7.0% of contract revenues of $37.3 million, resulting in an operating loss of $(3.0) million, for the three months ended March 31, 2005.
     The improvement in the Company’s operating results and Adjusted EBITDA is primarily due to its domestic operations in the U.S. Gulf of Mexico. The demand for marine construction services has increased in the U.S. Gulf of Mexico due to the substantial amount of hurricane related pipeline and structural repair and salvage work and the increase in capital expenditures by oil and gas companies for offshore drilling as a result of high commodity prices. This demand has increased the level of construction activity, resulting in improved pricing and vessel utilization. The Company has been able to maximize utilization of its vessels, personnel and marine bases due to the demand for offshore construction services, as evidenced by its domestic revenues and gross profit for the first quarter of 2006.
     Interest expense decreased significantly for the three months ended March 31, 2006 due to lower interest rates on lower outstanding debt balances during the first quarter. Interest expense was $4.1 million for the first quarter of 2006 compared with $10.3 million for the first quarter of 2005. The Company’s total outstanding debt was $141.1 million at March 31, 2006, compared to $186.5 million at March 31, 2005.
     The Company has taken and intends to take additional steps to ensure that its capital structure is appropriate to support its business needs and to position the Company for future growth. In March 2006, the Company closed a secured five-year term loan to refinance a portion of its debt maturing in 2006 and 2007. Additionally, on April 28, 2006, the Company closed a five-year, $30 million revolving credit facility. These two new debt facilities will provide the Company additional financial flexibility.
     “We are very pleased with Horizon’s strong earnings and profitability during the first quarter of 2006. The sequential improvement in our results for the first quarter of 2006 and the fourth quarter of 2005 indicates the sustained strength of the marine construction market,” said David W. Sharp, President and Chief Executive Officer of Horizon Offshore, Inc. “We expect this strong performance to continue for the remainder of 2006, as we capitalize on strong demand and industry conditions in the markets we serve. We will pursue contracts suited to our vessels and capabilities that will allow us to successfully perform the work at profitable margins.”

Outlook
     For the second quarter of 2006, Horizon estimates continued increases in operating results, with net income ranging between $17 million and $22 million, Adjusted EBITDA ranging between $35 million and $40 million, earnings ranging between $0.56 and $0.72 per diluted share, and revenues ranging between $165 million and $175 million. The Company’s second quarter estimates are forward-looking, and actual results may differ materially from these current expectations.
About Horizon Offshore, Inc.
     Horizon and its subsidiaries provide marine construction services for the offshore oil and gas industry. The Company’s fleet is used to perform a wide range of marine construction activities, including installation and repair of marine pipelines to transport oil and gas and other sub sea production systems, and the installation and abandonment of production platforms.
Forward Looking Statements
     The Company also announced that it may consider pursuing an underwritten public offering of its common stock but has not yet settled on timing of any such offering. The Company and its underwriters have not yet determined the aggregate value or terms of the offering but will do so based on market conditions and other relevant factors. The offering may include shares offered by the Company’s common stockholders as selling stockholders. There can be no assurance as to whether or when any such offering would be completed or as to the size or terms of any such offering.
     This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of any securities in any state or jurisdiction in which the offer, solicitation or sale of securities would be unlawful. This announcement is being issued pursuant to and in accordance with Rule 135 under the Securities Act of 1933.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the Company’s reliance on sufficient cash flow from operations and external sources of financing to meet its debt obligations and capital requirements; resolution of the Company’s outstanding claims against Pemex; outcome of litigation with the underwriters of the insurance coverage on the Gulf Horizon; industry conditions and volatility; prices of oil and gas; the Company’s ability to obtain and the timing of new projects; changes in competitive factors; and other material factors that are described from time to time in the Company’s filings with the Securities and Exchange Commission.
     Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements often identified with words like “should”, “expects”, “believes”, “anticipates”, “may”, “could”, etc., contained herein should not be regarded as representations by Horizon or any other person that the projected outcomes can or will be achieved.
     Comparative Tables Follow:

Horizon Offshore, Inc.
Summary Financial and Operating Data
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended
	March 31,
	2006	2005
Income Statement Data:

Contract revenues	$129,945	$37,346
Cost of contract revenues	91,554	34,750

Gross profit	38,391	2,596
Selling, general and administrative expenses	8,258	5,568

Operating income (loss)	30,133	(2,972)

Other:
Interest expense	(4,085)	(10,314)
Interest income	393	38
Loss on debt extinguishment	(2,402)	(1,263)
Other income (expense), net	(25)	(57)

Net income (loss) before income taxes	24,014	(14,568)
Income tax provision	8,543	905

Net income (loss)	$15,471	$(15,473)

Earnings (loss) per share:
Net income (loss) per share – basic	$0.52	$(12.01)

Net income (loss) per share –diluted	$0.51	$(12.01)

Weighted average shares used in computing earnings (loss) per share:
Basic(1)	29,559,869	1,288,768
Diluted(1)	30,375,132	1,288,768

Other Non-GAAP Financial Data:
Adjusted EBITDA (2)	$38,483	$614

Adjusted EBITDA calculation is as follows:
Net income (loss)	$15,471	$(15,473)
Income tax provision	8,543	905
Net interest expense	3,692	10,276
Depreciation and amortization	6,326	3,643
Loss on debt extinguishment	2,402	1,263
Stock-based compensation	2,049	—

Adjusted EBITDA	$38,483	$614

(1)	Share amounts have been adjusted to reflect the 1-for-25 reverse stock split of the Company’s issued and outstanding common stock, effected on April 12, 2006.

(2)	Horizon calculates Adjusted EBITDA (adjusted earnings before interest, taxes, depreciation and amortization) as net income or loss excluding income taxes, net interest expense, depreciation and amortization, and adjusted for loss on debt extinguishment, stock-based compensation and non-cash impairments. Adjusted EBITDA is not calculated in accordance with Generally Accepted Accounting Principles (GAAP), but is a non-GAAP measure that is derived from items in Horizon’s GAAP financials and is used as a measure of operational performance. Management references this non-GAAP financial measure frequently in its decision-making because it provides supplemental information that facilitates internal comparisons to historical operating performance of prior periods and external comparisons to competitors’ historical operating performance. Horizon also has aligned the disclosure of Adjusted EBITDA with the financial covenants in its material credit agreements with various lenders, which include ratios requiring a determination of EBITDA, as defined. Horizon believes that Adjusted EBITDA is a material component of the financial covenants in its credit agreements and non-compliance with the covenants could result in the acceleration of indebtedness. Horizon believes Adjusted EBITDA is a commonly applied measurement of financial performance by investors. Horizon believes Adjusted EBITDA is useful to investors because it gives a measure of operational performance without taking into account items that Horizon does not believe relate directly to operations or that are subject to variations that are not caused by operational performance. Horizon also uses Adjusted EBITDA to facilitate quantification of planned business activities and enhance subsequent follow-up with comparisons of actual to planned Adjusted EBITDA. In addition, incentive compensation for management and employees is based on Adjusted EBITDA. This non-GAAP measure is not intended to be a substitute for GAAP measures, and investors are advised to review this non-GAAP measure in conjunction with GAAP information provided by Horizon. Adjusted EBITDA should not be construed as a substitute for income from operations, net income (loss) or cash flows from operating activities (all determined in accordance with GAAP) for the purpose of analyzing Horizon’s operating performance, financial position and cash flows. Horizon’s computation of Adjusted EBITDA may not be comparable to similar titled measures of other companies. A reconciliation of this non-GAAP measure to Horizon’s net income (loss) is included.

Contact:	Ronald D. Mogel
(713) 243-2753
Horizon Offshore, Inc.